Exhibit 99.1

PCB Bancorp Reports Earnings of $4.2 million for Q4 2019 and Announces Stock Repurchase
Los Angeles, California - January 23, 2020 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $4.2 million, or $0.26 per diluted common share for the fourth quarter of 2019, compared with $6.8 million, or $0.42 per diluted common share, for the previous quarter and $6.7 million, or $0.41 per diluted common share, for the year-ago quarter.
Q4 2019 Financial Highlights

•	Net income totaled $4.2 million or $0.26 per diluted common share;

◦	The Company recorded a provision for loan losses of $4.0 million for the fourth quarter of 2019.

•
Total assets were $1.75 billion at December 31, 2019, an increase of $46.9 million, or 2.8%, from $1.70 billion at September 30, 2019, and an increase of $49.3 million, or 2.9%, from $1.70 billion at December 31, 2018;

•
Loans held-for-investment, net of deferred costs (fees), were $1.45 billion at December 31, 2019, an increase of $61.0 million, or 4.4%, from $1.39 billion at September 30, 2019, and an increase of $112.1 million, or 8.4%, from $1.34 billion at December 31, 2018;

•
Total deposits were $1.48 billion at December 31, 2019, an increase of $47.0 million, or 3.3%, from $1.43 billion at September 30, 2019, and an increase of $35.6 million, or 2.5%, from $1.44 billion at December 31, 2018;

•
The Company completed the publicly announced $6.5 million share repurchase program in October 2019 (repurchased 396,715 shares of its common stock since its commencement in March 2019) and the Board of Directors approved a new repurchase program of $6.5 million to commence shortly following issuance of this press release and continuing until November 20, 2021; and

•
The Company declared a cash dividend of $0.08 per common share for the fourth quarter of 2019 compared with $0.06 per common share for the third quarter of 2019 and $0.03 per common share for the fourth quarter of 2018.

“We are pleased to report a disciplined loan and deposit growth. During the fourth quarter of 2019, our loan portfolio increased $61.4 million or 17.6% annualized to $1.45 billion and our deposit balance increased $47.0 million or 13.1% annualized to $1.48 billion,” stated Henry Kim, President and Chief Executive Officer. “Our net income decreased $2.6 million to $4.2 million compared with third quarter of 2019 and the fourth quarter of 2018 primarily due to a $2.5 million charge-off related to a single credit relationship.”

Financial Highlights (Unaudited)

	Three Months Ended					Year Ended
($ in thousands, except per share data)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Net income	$4,158	$6,785	(38.7)%	$6,732	(38.2)%	$24,108	$24,301	(0.8)%
Diluted earnings per common share	$0.26	$0.42	(38.1)%	$0.41	(36.6)%	$1.49	$1.65	(9.7)%

Net interest income	$16,660	$17,529	(5.0)%	$17,856	(6.7)%	$69,034	$65,748	5.0%
Provision (reversal) for loan losses	4,030	(102)	NM	294	1,270.7%	4,237	1,231	244.2%
Noninterest income	3,604	2,802	28.6%	2,239	61.0%	11,869	10,454	13.5%
Noninterest expense	10,265	10,777	(4.8)%	10,135	1.3%	42,315	40,226	5.2%

Return on average assets (1)	0.96%	1.55%		1.60%		1.40%	1.53%
Return on average shareholders’ equity (1), (2)	7.25%	12.02%		12.92%		10.88%	14.26%
Net interest margin (1)	3.96%	4.11%		4.33%		4.11%	4.23%
Efficiency ratio (3)	50.66%	53.01%		50.44%		52.30%	52.79%

($ in thousands, except per share data)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change
Total assets	$1,746,328	$1,699,446	2.8%	$1,697,028	2.9%
Net loans held-for-investment	1,436,451	1,376,736	4.3%	1,325,515	8.4%
Total deposits	1,479,307	1,432,262	3.3%	1,443,753	2.5%
Book value per common share (2), (4)	$14.44	$14.30	1.0%	$13.16	9.7%
Tier 1 leverage ratio (consolidated)	13.23%	12.87%		12.60%
Total shareholders’ equity to total assets (2)	12.99%	13.22%		12.39%

(1)	Ratios are presented on an annualized basis.

(2)	The Company did not have any intangible equity components for the presented periods.

(3)	The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

(4)	The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Interest income/expense on:
Loans	$20,888	$21,876	(4.5)%	$21,088	(0.9)%	$85,667	$76,837	11.5%
Investment securities	823	978	(15.8)%	1,076	(23.5)%	3,956	3,724	6.2%
Other interest-earning assets	565	833	(32.2)%	1,067	(47.0)%	3,322	3,138	5.9%
Total interest-earning assets	22,276	23,687	(6.0)%	23,231	(4.1)%	92,945	83,699	11.0%
Interest-bearing deposits	5,514	6,060	(9.0)%	5,239	5.2%	23,439	17,340	35.2%
Borrowings	102	98	4.1%	136	(25.0)%	472	611	(22.7)%
Total interest-bearing liabilities	5,616	6,158	(8.8)%	5,375	4.5%	23,911	17,951	33.2%
Net interest income	$16,660	$17,529	(5.0)%	$17,856	(6.7)%	$69,034	$65,748	5.0%
Average balance of:
Loans	$1,415,781	$1,396,437	1.4%	$1,319,403	7.3%	$1,383,562	$1,264,166	9.4%
Investment securities	146,454	161,528	(9.3)%	165,554	(11.5)%	160,803	154,266	4.2%
Other interest-earning assets	108,919	135,774	(19.8)%	152,894	(28.8)%	134,870	137,627	(2.0)%
Total interest-earning assets	$1,671,154	$1,693,739	(1.3)%	$1,637,851	2.0%	$1,679,235	$1,556,059	7.9%
Interest-bearing deposits	$1,097,957	$1,126,376	(2.5)%	$1,100,517	(0.2)%	$1,120,880	$1,053,773	6.4%
Borrowings	21,141	20,326	4.0%	30,000	(29.5)%	25,388	34,904	(27.3)%
Total interest-bearing liabilities	$1,119,098	$1,146,702	(2.4)%	$1,130,517	(1.0)%	$1,146,268	$1,088,677	5.3%
Annualized average yield/cost of:
Loans	5.85%	6.22%		6.34%		6.19%	6.08%
Investment securities	2.23%	2.40%		2.58%		2.46%	2.41%
Other interest-earning assets	2.06%	2.43%		2.77%		2.46%	2.28%
Total interest-earning assets	5.29%	5.55%		5.63%		5.53%	5.38%
Interest-bearing deposits	1.99%	2.13%		1.89%		2.09%	1.65%
Borrowings	1.91%	1.91%		1.80%		1.86%	1.75%
Total interest-bearing liabilities	1.99%	2.13%		1.89%		2.09%	1.65%
Net interest margin	3.96%	4.11%		4.33%		4.11%	4.23%
Supplementary information
Net accretion of discount (premium) on loans included in interest on loans	$938	$1,031	(9.0)%	$1,340	(30.0)%	$4,022	$4,397	(8.5)%

Loans. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to the lower market rates. The increase in average yield for the current year compared with the previous year was primarily due to the rising interest rate environment in 2018 and higher average market rates in 2019. The Company had benefited from its high proportion of variable rate loans that had repriced along with such interest rate environment; however, the Company strategically had increased the proportion of fixed rate loans throughout the current year in order to better-position its balance sheet to match the current and potential future interest rate environment.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	12/31/2019		9/30/2019		12/31/2018
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	43.4%	5.20%	40.5%	5.26%	34.4%	5.13%
Variable rate loans	56.6%	5.51%	59.5%	5.88%	65.6%	6.30%

Investment Securities. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in premium amortization from a higher prepayment trend in the current quarter. The increase in average yield for the current year compared with the previous year was primarily due to additional purchases of investment securities along with the higher average market rates in 2019. During the current year, the Company purchased $14.1 million of investment securities.
Other Interest-Earning Assets. The average yield on other interest-bearing assets is closely related to the changes in market rates, as the Company maintains most of its cash at the Federal Reserve Bank account. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to the lower market rates. The increase in average yield for the current year compared with the previous year was primarily due to the rising interest rate environment in 2018 and higher average market rates in 2019.The average balance for the current quarter decreased as loan growth was mainly supported by the Company’s cash on deposit at the Federal Reserve Bank.
Interest-Bearing Deposits. The decrease in average cost for the current quarter compared with the previous quarter was primarily due to the recent decreases in market rates; however, the impact was smaller than the change in average yield on interest-earning assets due to high competition in the Company’s deposit target markets. The increase in average cost for the current year compared with the previous year was primarily due to the higher average market rates in 2019.
Borrowings. The Company had fixed rate term advances from FHLB of $20.0 million with a weighted average rate of 1.92% and original maturity terms ranging from 3 to 5 years at December 31, 2019.
Provision (Reversal) for Loan Losses
Provision (reversal) for loan losses was $4.0 million for the current quarter compared with $(102) thousand for the previous quarter and $294 thousand for the year-ago quarter. For the current and previous years, the Company recognized provision for loan losses of $4.2 million and $1.2 million, respectively. The increase was primarily due to an increase in charge-offs in the current quarter with the increase in associated historical loss rates and organic loan growth for the current quarter.
During the current quarter, due to the borrower's financial hardship, the Company recorded a charge-off of $2.5 million on a commercial line of credit, which was originated in 2011, with an outstanding balance of $4.0 million at the time of charge-off. This line had an outstanding balance of $1.6 million at December 31, 2019 and the management believes that the remaining outstanding balance is well collateralized. Due to the increased charge-offs, the reserve for unfunded commitments also increased to $301 thousand at December 31, 2019 from $146 thousand at September 30, 2019 and $139 thousand at December 31, 2018. Provision for unfunded loan commitments was $155 thousand for the current quarter compared with $5 thousand for the previous quarter and $17 thousand for the year-ago quarter. For the current and previous years, the Company recognized provision for unfunded loan commitments of $162 thousand and $18 thousand, respectively.
The Company recorded net charge-offs of $2.7 million for the current quarter compared with $132 thousand for the previous quarter and $223 thousand for the year-ago quarter. For the current and previous years, the Company recorded net charge-offs of $3.0 million and $288 thousand, respectively.
Allowance for loan losses to total loans held-for-investment ratio was 0.99% at December 31, 2019, 0.94% at September 30, 2019, and 0.98% at December 31, 2018. The increase in this ratio was primarily due to an increase in historical loss rates due to the aforementioned charge-off.
Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Gain on sale of loans	1,445	1,540	(6.2)%	1,083	33.4%	5,996	5,560	7.8%
Gain on sale of securities available-for-sale	786	—	—%	—	—%	786	—	—%
Service charges and fees on deposits	407	405	0.5%	398	2.3%	1,544	1,500	2.9%
Loan servicing income	652	534	22.1%	371	75.7%	2,309	2,160	6.9%
Other income	314	323	(2.8)%	387	(18.9)%	1,234	1,234	—%
Total noninterest income	$3,604	$2,802	28.6%	$2,239	61.0%	$11,869	$10,454	13.5%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Gain on sale of SBA loans
Sold loan balance	$27,072	$22,186	22.0%	$26,158	3.5%	$99,609	$91,700	8.6%
Premium received	2,067	2,061	0.3%	1,630	26.8%	8,355	7,671	8.9%
Gain recognized	1,428	1,498	(4.7)%	1,059	34.8%	5,915	5,278	12.1%
Gain on sale of residential property loans
Sold loan balance	$2,636	$4,661	(43.4)%	$702	275.5%	$10,068	$11,601	(13.2)%
Gain recognized	17	42	(59.5)%	6	183.3%	81	220	(63.2)%
Gain on sale of other loans
Sold loan balance	$—	$—	—%	$1,028	(100.0)%	$—	$2,112	(100.0)%
Gain recognized	—	—	—%	18	(100.0)%	—	62	(100.0)%

Gain on Sale of Securities Available-For-Sale. The Company sold securities available-for-sale of $32.8 million during the current quarter.
Service Charges and Fees on Deposits. The increases were primarily due to increases in the balance of transaction based deposit accounts.
Loan Servicing Income. The Company services SBA loans and certain residential property loans that are sold to the secondary market. The increase for the current quarter compared with the previous quarter was primarily due to a decrease in servicing asset amortization due to slow-down of prepayment speed. The following table presents information on loan servicing income for the periods indicated.

	Three Months Ended					Year Ended
($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Loan servicing income
Servicing income received	$1,159	$1,195	(3.0)%	$1,206	(3.9)%	$4,691	$4,925	(4.8)%
Servicing assets amortization	(507)	(661)	(23.3)%	(835)	(39.3)%	(2,382)	(2,765)	(13.9)%
Loan servicing income	$652	$534	22.1%	$371	75.7%	$2,309	$2,160	6.9%
Underlying loans at end of period	$498,616	$493,923	1.0%	$506,657	(1.6)%	$498,616	$506,657	(1.6)%

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Salaries and employee benefits	$6,016	$6,901	(12.8)%	$6,234	(3.5)%	$26,139	$24,473	6.8%
Occupancy and equipment	1,417	1,408	0.6%	1,358	4.3%	5,545	4,992	11.1%
Professional fees	622	664	(6.3)%	452	37.6%	2,730	2,176	25.5%
Marketing and business promotion	501	292	71.6%	526	(4.8)%	1,550	2,010	(22.9)%
Data processing	361	348	3.7%	309	16.8%	1,365	1,220	11.9%
Director fees and expenses	189	188	0.5%	281	(32.7)%	751	942	(20.3)%
Regulatory assessments	126	—	—%	75	68.0%	551	544	1.3%
Other expenses	1,033	976	5.8%	900	14.8%	3,684	3,869	(4.8)%
Total noninterest expense	$10,265	$10,777	(4.8)%	$10,135	1.3%	$42,315	$40,226	5.2%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to a decrease in bonus accrual of $896 thousand during the current quarter. The increases for the current quarter and year compared with the same periods of 2018 were primarily due to increases in salary and employee benefits, partially offset by a decrease in bonus accrual of $836 thousand. Overall increases in salaries and employee benefits were primarily due to the hiring of new experienced employees with higher salaries in order to support the expansion of the Company's infrastructure for being a public company and to enhance the controls and processes on Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance.
Occupancy and Equipment. The increases for the current quarter and year were primarily due to an establishment of new loan production office in Artesia, California in December 2018 and an increase in equipment maintenance expense.

Professional Fees. The decrease for the current quarter compared with the previous quarter was primarily due to a decrease in expense related to the Bank's BSA/AML compliance review, partially offset by increases in audit and other professional fees. The increases for the current quarter and year compared with the same periods of 2018 were primarily due to increases in audit and other professional fees for being a public company and expense related to enhancement of the Bank's controls and processes on BSA/AML compliance programs, partially offset by decreases in legal and professional fees attributed to the portion of expenses related the Company's initial public offering in 2018 that were not capitalized.
Director Fees and Expenses. The decrease was primarily due to a fewer number of directors for the current year.
Regulatory Assessments. The increase for the current year compared with the previous year was primary due to an increase in assessment rate from the consent order relating to the Bank’s compliance with BSA/AML, partially offset by a small bank assessment credit from the FDIC during the current year. The Company would have recognized regulatory assessments expense of $242 thousand and $228 thousand, respectively, for the current and previous quarters without the small bank assessment credit.
Other Expenses. The decrease in the current year compared with the previous year was primarily due to a $577 thousand reimbursement paid to the SBA in 2018, partially offset by increases in other loan related legal and office expenses as well as an increase in provision for unfunded loan commitments.
Balance Sheet (Unaudited)
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment, net of deferred costs (fees)) as of the dates indicated:

($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change
Real estate loans:
Commercial property	$803,014	$759,881	5.7%	$709,409	13.2%
Residential property	235,046	236,382	(0.6)%	233,816	0.5%
SBA property	129,837	126,347	2.8%	120,939	7.4%
Construction	19,164	17,175	11.6%	27,323	(29.9)%
Commercial and industrial loans:
Commercial term	103,380	105,433	(1.9)%	102,133	1.2%
Commercial lines of credit	111,768	95,997	16.4%	91,994	21.5%
SBA commercial term	25,332	25,326	—%	27,147	(6.7)%
Other consumer loans	23,290	23,289	—%	25,921	(10.2)%
Loans held-for-investment	1,450,831	1,389,830	4.4%	1,338,682	8.4%
Loans held-for-sale	1,975	1,583	24.8%	5,781	(65.8)%
Total loans	$1,452,806	$1,391,413	4.4%	$1,344,463	8.1%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $128.1 million and advances on lines of credit of $26.6 million, partially offset by pay-downs and pay-offs of $90.6 million. The increase for the current year was primarily due to new funding of $381.0 million and advances on lines of credit of $109.2 million, partially offset by pay-downs and pay-offs of $373.6 million.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $30.1 million, partially offset by sales of $29.7 million. The decrease in loans held-for-sale for the current year was primarily due to sales of $109.7 million, partially offset by new funding of $105.2 million and a loan transferred from loans held-for-investment of $824 thousand.

Credit Quality
The following table presents compositions of non-performing loans and non-performing assets as of the dates indicated:

($ in thousands)	12/31/2019	9/30/2019	% Change	12/31/2018	% Change
Nonaccrual loans:
Real estate loans:
Residential property	$—	$—	—%	$302	(100.0)%
SBA property	442	1,441	(69.3)%	540	(18.1)%
Commercial and industrial loans:
Commercial lines of credit	1,888	327	477.4%	—	—%
SBA commercial term	159	68	133.8%	203	(21.7)%
Consumer loans	48	7	585.7%	16	200.0%
Total nonaccrual loans held-for-investment	2,537	1,843	37.7%	1,061	139.1%
Loans past due 90 days or more and still accruing	287	—	—%	—	—%
Non-performing loans (“NPLs”)	2,824	1,843	53.2%	1,061	166.2%
Other real estate owned (“OREO”)	—	—	—%	—	—%
Non-performing assets (“NPAs”)	$2,824	$1,843	53.2%	$1,061	166.2%
Loans past due and still accruing:
Loans past due 30 to 59 days and still accruing	$893	$664	34.5%	$368	142.7%
Loans past due 60 to 89 days and still accruing	925	59	1,467.8%	9	10,177.8%
Loans past due 90 days or more and still accruing	287	—	—%	—	—%
Total loans past due and still accruing	$2,105	$723	191.1%	377	458.4%
Troubled debt restructurings (“TDRs”):
Accruing TDRs	$700	$713	(1.8)%	$432	62.0%
Nonaccrual TDRs	121	249	(51.4)%	131	(7.6)%
Total TDRs	$821	$962	(14.7)%	$563	45.8%
NPLs to loans held-for-investment	0.19%	0.13%		0.08%
NPAs to total assets	0.16%	0.11%		0.06%

The increase of nonaccrual commercial lines of credit was primarily due to the line with an outstanding balance of $1.6 million, which had the charge-off of $2.5 million during the current quarter.
The increase of total loans past due and still accruing during the current quarter was primarily due to two SBA property loans with an aggregated outstanding balance of $793 thousand and a residential property loan with a outstanding balance of $698 thousand that became past due during the current quarter. The Company also had a SBA commercial term loan past due 90 days or more and still accruing, which management believes that the loan is well secured and the Bank is in the process of collection.
Classified Assets
Classified loans were $8.9 million at December 31, 2019, an increase of $984 thousand, or 12.5%, from $7.9 million at September 30, 2019 and an increase of $2.0 million, or 29.1%, from $6.9 million at December 31, 2018.
Classified assets, which consist of classified loans and OREO, and the classified assets to total assets ratios were $8.9 million and 0.51%, respectively, at December 31, 2019, $7.9 million and 0.46%, respectively, at September 30, 2019, and $6.9 million and 0.40%, respectively, at December 31, 2018.
Investment Securities
Total investment securities were $117.7 million at December 31, 2019, a decrease of $38.5 million, or 24.6%, from $156.2 million at September 30, 2019 and a decrease of $51.0 million, or 30.2%, from $168.8 million at December 31, 2018. The decrease for the current quarter was primarily due to the sale of $32.8 million of securities available-for-sale, as well as principal pay-downs and calls of $10.2 million and net premium amortization of $242 thousand, and a decrease in fair value of securities available-for-sale of $1.0 million, partially offset by purchases of $5.7 million. The decrease for the current year was primarily due to the sale of $32.8 million of securities available-for-sale, as well as principal pay-downs and calls of $33.7 million and net premium amortization of $883 thousand, partially offset by purchases of $14.1 million and an increase in fair value of securities available-for-sale of $2.3 million.

Deposits
The following table presents deposit mix as of the dates indicated:

	12/31/2019		9/30/2019		12/31/2018
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$360,039	24.3%	$353,448	24.7%	$329,270	22.8%
Interest-bearing deposits:
NOW	17,673	1.2%	16,108	1.1%	24,683	1.7%
Money market accounts	307,980	20.8%	307,663	21.5%	280,733	19.4%
Savings	6,492	0.4%	8,206	0.6%	8,194	0.6%
Time deposits of $250,000 or less	405,004	27.5%	417,549	29.1%	477,134	33.0%
Time deposits of more than $250,000	199,726	13.5%	206,785	14.4%	181,239	12.6%
State and brokered deposits	182,393	12.3%	122,503	8.6%	142,500	9.9%
Total interest-bearing deposits	1,119,268	75.7%	1,078,814	75.3%	1,114,483	77.2%
Total deposits	$1,479,307	100.0%	$1,432,262	100.0%	$1,443,753	100.0%

The increase for the current quarter was primarily due to new accounts of $232.0 million and net balance increases of $10.9 million on existing accounts, partially offset by closed accounts of $195.9 million. The increase for the current year was primarily due to new accounts of $552.5 million and net balance increases of $766 thousand on existing accounts, partially offset by closed accounts of $493.5 million. The Company began utilizing brokered money market accounts in order to diversify its funding source during the previous quarter and had a total outstanding balance of $10.0 million and $30.0 million, respectively, at September 30, 2019 and December 31, 2019.
Operating Lease Assets and Liabilities
On January 1, 2019, the Company adopted Accounting Standard Update (“ASU”) 2016-02, “Leases (Topic 842),” and all subsequent ASUs that are related to Topic 842. The Company adopted this ASU using the optional transition method with a cumulative effect adjustment to retained earnings without restating prior financial statements for comparable amounts. As a result, the Company recognized right-of-use assets and liabilities of $9.6 million and $10.6 million, respectively, with a cumulative effect adjustment of $53 thousand to retained earnings at the date of adoption.
Shareholders’ Equity
Shareholders’ equity was $226.8 million at December 31, 2019, an increase of $2.2 million, or 1.0%, from $224.6 million at September 30, 2019 and an increase of $16.5 million, or 7.9%, from $210.3 million at December 31, 2018. The increase for the current quarter was primarily due to retention of earnings, an increase in stock options exercised, partially offset by repurchase of common stock, cash dividends paid on common stock and a decrease in accumulated other comprehensive income (loss). The increases for the current year were primarily due to retention of earnings and increases in accumulated other comprehensive income and stock options exercised, partially offset by repurchase of common stock and cash dividends paid on common stock.
On March 28, 2019, the Company’s Board of Directors approved the repurchase of up to $6.5 million of the Company’s common stock through March 27, 2020. The Company completed this program in October 2019 and had repurchased 396,715 shares.
On November 22, 2019, the Company’s Board of Directors approved a new $6.5 million stock repurchase program to commence upon the opening of the Company’s trading window for the first quarter of 2020 and continue through November 20, 2021.
Under the stock repurchase program, the Company may purchase shares of its common stock through various means such as open market transactions, including block purchases, and privately negotiated transactions. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at the Company’s discretion. Factors include, but are not limited to, stock price, trading volume and general market conditions, along with the Company’s and market’s general business conditions. The program may be suspended or discontinued at any time and does not obligate the company to acquire any specific number of shares of its common stock.
As part of the stock repurchase program, the Company intends to enter into a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The 10b5-1 trading plan would permit common stock to be repurchased at a time that the Company might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The 10b5-1 trading plan will be administered by an independent broker and will be subject to price, market volume and timing restrictions.

Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	12/31/2019	9/30/2019	12/31/2018
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.87%	16.30%	16.28%
Total capital (to risk-weighted assets)	16.90%	17.27%	17.31%
Tier 1 capital (to risk-weighted assets)	15.87%	16.30%	16.28%
Tier 1 capital (to average assets)	13.23%	12.87%	12.60%
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	15.68%	16.11%	16.19%
Total capital (to risk-weighted assets)	16.71%	17.08%	17.21%
Tier 1 capital (to risk-weighted assets)	15.68%	16.11%	16.19%
Tier 1 capital (to average assets)	13.06%	12.72%	12.53%

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	12/31/2019	9/30/2019	% Change	12/31/2018	% Change
Assets
Cash and due from banks	$17,808	$22,546	(21.0)%	$24,121	(26.2)%
Interest-bearing deposits in financial institutions	128,420	99,366	29.2%	138,152	(7.0)%
Total cash and cash equivalents	146,228	121,912	19.9%	162,273	(9.9)%
Securities available-for-sale, at fair value	97,566	134,602	(27.5)%	146,991	(33.6)%
Securities held-to-maturity	20,154	21,601	(6.7)%	21,760	(7.4)%
Total investment securities	117,720	156,203	(24.6)%	168,751	(30.2)%
Loans held-for-sale	1,975	1,583	24.8%	5,781	(65.8)%
Loans held-for-investment, net of deferred loan costs (fees)	1,450,831	1,389,830	4.4%	1,338,682	8.4%
Allowance for loan losses	(14,380)	(13,094)	9.8%	(13,167)	9.2%
Net loans held-for-investment	1,436,451	1,376,736	4.3%	1,325,515	8.4%
Premises and equipment, net	3,760	4,008	(6.2)%	4,588	(18.0)%
Federal Home Loan Bank and other bank stock	8,345	8,345	—%	7,433	12.3%
Deferred tax assets, net	5,288	3,389	56.0%	3,377	56.6%
Servicing assets	6,798	6,899	(1.5)%	7,666	(11.3)%
Operating lease assets	8,991	9,561	(6.0)%	—	—%
Accrued interest receivable and other assets	10,772	10,810	(0.4)%	11,644	(7.5)%
Total assets	$1,746,328	$1,699,446	2.8%	$1,697,028	2.9%
Liabilities
Deposits:
Noninterest-bearing demand	$360,039	$353,448	1.9%	$329,270	9.3%
Savings, NOW and money market accounts	362,179	341,980	5.9%	313,610	15.5%
Time deposits of $250,000 or less	467,363	440,049	6.2%	519,634	(10.1)%
Time deposits of more than $250,000	289,726	296,785	(2.4)%	281,239	3.0%
Total deposits	1,479,307	1,432,262	3.3%	1,443,753	2.5%
Federal Home Loan Bank advances	20,000	20,000	—%	30,000	(33.3)%
Operating lease liabilities	9,990	10,574	(5.5)%	—	—%
Accrued interest payable and other liabilities	10,197	11,967	(14.8)%	12,979	(21.4)%
Total liabilities	1,519,494	1,474,803	3.0%	1,486,732	2.2%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	169,221	169,224	—%	174,366	(3.0)%
Retained earnings	57,670	54,768	5.3%	37,577	53.5%
Accumulated other comprehensive income (loss), net	(57)	651	(108.8)%	(1,647)	(96.5)%
Total shareholders’ equity	226,834	224,643	1.0%	210,296	7.9%
Total liabilities and shareholders’ equity	$1,746,328	$1,699,446	2.8%	$1,697,028	2.9%

Outstanding common shares	15,707,016	15,710,287		15,977,754
Book value per common share (1)	$14.44	$14.30		$13.16
Total loan to total deposit ratio	98.21%	97.15%		93.12%
Noninterest-bearing deposits to total deposits	24.34%	24.68%		22.81%

(1)	The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Year Ended
	12/31/2019	9/30/2019	% Change	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Interest income:
Interest and fees on loans	$20,888	$21,876	(4.5)%	$21,088	(0.9)%	$85,667	$76,837	11.5%
Interest on investment securities	823	978	(15.8)%	1,076	(23.5)%	3,956	3,724	6.2%
Interest and dividend on other interest-earning assets	565	833	(32.2)%	1,067	(47.0)%	3,322	3,138	5.9%
Total interest income	22,276	23,687	(6.0)%	23,231	(4.1)%	92,945	83,699	11.0%
Interest expense:
Interest on deposits	5,514	6,060	(9.0)%	5,239	5.2%	23,439	17,340	35.2%
Interest on other borrowings	102	98	4.1%	136	(25.0)%	472	611	(22.7)%
Total interest expense	5,616	6,158	(8.8)%	5,375	4.5%	23,911	17,951	33.2%
Net interest income	16,660	17,529	(5.0)%	17,856	(6.7)%	69,034	65,748	5.0%
Provision (reversal) for loan losses	4,030	(102)	NM	294	1,270.7%	4,237	1,231	244.2%
Net interest income after provision (reversal) for loan losses	12,630	17,631	(28.4)%	17,562	(28.1)%	64,797	64,517	0.4%
Noninterest income:
Gain on sale of loans	1,445	1,540	(6.2)%	1,083	33.4%	5,996	5,560	7.8%
Gain on sale of securities available-for-sale	786	—	—%	—	—%	786	—	—%
Service charges and fees on deposits	407	405	0.5%	398	2.3%	1,544	1,500	2.9%
Servicing income	652	534	22.1%	371	75.7%	2,309	2,160	6.9%
Other income	314	323	(2.8)%	387	(18.9)%	1,234	1,234	—%
Total noninterest income	3,604	2,802	28.6%	2,239	61.0%	11,869	10,454	13.5%
Noninterest expense:
Salaries and employee benefits	6,016	6,901	(12.8)%	6,234	(3.5)%	26,139	24,473	6.8%
Occupancy and equipment	1,417	1,408	0.6%	1,358	4.3%	5,545	4,992	11.1%
Professional fees	622	664	(6.3)%	452	37.6%	2,730	2,176	25.5%
Marketing and business promotion	501	292	71.6%	526	(4.8)%	1,550	2,010	(22.9)%
Data processing	361	348	3.7%	309	16.8%	1,365	1,220	11.9%
Director fees and expenses	189	188	0.5%	281	(32.7)%	751	942	(20.3)%
Regulatory assessments	126	—	—%	75	68.0%	551	544	1.3%
Other expenses	1,033	976	5.8%	900	14.8%	3,684	3,869	(4.8)%
Total noninterest expense	10,265	10,777	(4.8)%	10,135	1.3%	42,315	40,226	5.2%
Income before income taxes	5,969	9,656	(38.2)%	9,666	(38.2)%	34,351	34,745	(1.1)%
Income tax expense	1,811	2,871	(36.9)%	2,934	(38.3)%	10,243	10,444	(1.9)%
Net income	$4,158	$6,785	(38.7)%	$6,732	(38.2)%	$24,108	$24,301	(0.8)%
Earnings per common share
Basic	$0.26	$0.43		$0.42		$1.52	$1.69
Diluted	$0.26	$0.42		$0.41		$1.49	$1.65
Average common shares outstanding
Basic	15,665,010	15,816,269		15,975,387		15,873,383	14,397,075
Diluted	15,948,793	16,099,598		16,244,837		16,172,282	14,691,370

Dividend paid per common share	$0.08	$0.06		$0.03		$0.25	$0.12
Return on average assets (1)	0.96%	1.55%		1.60%		1.40%	1.53%
Return on average shareholders’ equity (1), (2)	7.25%	12.02%		12.92%		10.88%	14.26%
Efficiency ratio (3)	50.66%	53.01%		50.44%		52.30%	52.79%

(1)	Ratios are presented on an annualized basis.

(2)	The Company did not have any intangible equity components for the presented periods.

(3)	The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	12/31/2019			9/30/2019			12/31/2018
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,415,781	$20,888	5.85%	$1,396,437	$21,876	6.22%	$1,319,403	$21,088	6.34%
Mortgage-backed securities	75,121	452	2.39%	84,052	521	2.46%	80,967	534	2.62%
Collateralized mortgage obligation	47,032	216	1.82%	50,891	286	2.23%	55,666	359	2.56%
SBA loan pool securities	18,572	116	2.48%	20,751	133	2.54%	23,029	144	2.48%
Municipal bonds (2)	5,729	39	2.70%	5,834	38	2.58%	5,892	39	2.63%
Other interest-earning assets	108,919	565	2.06%	135,774	833	2.43%	152,894	1,067	2.77%
Total interest-earning assets	1,671,154	22,276	5.29%	1,693,739	23,687	5.55%	1,637,851	23,231	5.63%
Noninterest-earning assets:
Cash and cash equivalents	18,507			18,927			18,882
Allowance for loan losses	(13,232)			(13,273)			(12,935)
Other assets	33,941			35,564			25,972
Total noninterest-earning assets	39,216			41,218			31,919
Total assets	$1,710,370			$1,734,957			$1,669,770
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$349,282	1,259	1.43%	$351,581	1,432	1.62%	$301,700	1,110	1.46%
Savings	7,227	4	0.22%	7,043	6	0.34%	8,364	8	0.38%
Time deposits	741,448	4,251	2.27%	767,752	4,622	2.39%	790,453	4,121	2.07%
Total interest-bearing deposits	1,097,957	5,514	1.99%	1,126,376	6,060	2.13%	1,100,517	5,239	1.89%
Federal Home Loan Bank advances	21,141	102	1.91%	20,326	98	1.91%	30,000	136	1.80%
Total interest-bearing liabilities	1,119,098	5,616	1.99%	1,146,702	6,158	2.13%	1,130,517	5,375	1.89%
Noninterest-bearing liabilities
Noninterest-bearing demand	341,683			341,858			320,232
Other liabilities	22,117			22,465			12,281
Total noninterest-bearing liabilities	363,800			364,323			332,513
Total liabilities	1,482,898			1,511,025			1,463,030
Total shareholders’ equity	227,472			223,932			206,740
Total liabilities and shareholders’ equity	$1,710,370			$1,734,957			$1,669,770
Net interest income		$16,660			$17,529			$17,856
Net interest spread (3)			3.30%			3.42%			3.74%
Net interest margin (4)			3.96%			4.11%			4.33%
Total deposits	$1,439,640	$5,514	1.52%	$1,468,234	$6,060	1.64%	$1,420,749	$5,239	1.46%
Total funding (5)	$1,460,781	$5,616	1.53%	$1,488,560	$6,158	1.64%	$1,450,749	$5,375	1.47%

(1)	Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).

(2)	The yield on municipal bonds has not been computed on a tax-equivalent basis.

(3)	Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.

(4)	Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.

(5)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Year Ended
	12/31/2019			12/31/2018
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets:
Total loans (1)	$1,383,562	$85,667	6.19%	$1,264,166	$76,837	6.08%
Mortgage-backed securities	82,848	2,081	2.51%	70,971	1,717	2.42%
Collateralized mortgage obligation	51,441	1,185	2.30%	53,312	1,272	2.39%
SBA loan pool securities	20,681	536	2.59%	23,671	576	2.43%
Municipal bonds (2)	5,833	154	2.64%	6,312	159	2.52%
Other interest-earning assets	134,870	3,322	2.46%	137,627	3,138	2.28%
Total interest-earning assets	1,679,235	92,945	5.53%	1,556,059	83,699	5.38%
Noninterest-earning assets:
Cash and cash equivalents	18,614			19,079
Allowance for loan losses	(13,197)			(12,632)
Other assets	35,010			26,827
Total noninterest-earning assets	40,427			33,274
Total assets	$1,719,662			$1,589,333
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$329,562	5,162	1.57%	$287,131	3,477	1.21%
Savings	7,965	32	0.40%	8,613	26	0.30%
Time deposits	783,353	18,245	2.33%	758,029	13,837	1.83%
Total interest-bearing deposits	1,120,880	23,439	2.09%	1,053,773	17,340	1.65%
Federal Home Loan Bank advances	25,388	472	1.86%	34,904	611	1.75%
Total interest-bearing liabilities	1,146,268	23,911	2.09%	1,088,677	17,951	1.65%
Noninterest-bearing liabilities
Noninterest-bearing demand	329,731			319,832
Other liabilities	22,087			10,395
Total noninterest-bearing liabilities	351,818			330,227
Total liabilities	1,498,086			1,418,904
Total shareholders’ equity	221,576			170,429
Total liabilities and shareholders’ equity	$1,719,662			$1,589,333
Net interest income		$69,034			$65,748
Net interest spread (3)			3.44%			3.73%
Net interest margin (4)			4.11%			4.23%
Total deposits	$1,450,611	$23,439	1.62%	$1,373,605	$17,340	1.26%
Total funding (5)	$1,475,999	$23,911	1.62%	$1,408,509	$17,951	1.27%

(1)	Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).

(2)	The yield on municipal bonds has not been computed on a tax-equivalent basis.

(3)	Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.

(4)	Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.

(5)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.